Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

Bluerock Multifamily Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 4 to Form S-11 (registration number 333-184006) our report dated March 13, 2013 with respect to the consolidated financial statements of Bluerock Multifamily Growth REIT, Inc. (formerly Bluerock Enhanced Multifamily Trust, Inc.) as of and for the year ended December 31, 2012, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2013.

We also consent to the incorporation by reference our reports dated December 17, 2012 and March 4, 2013, with respect to the Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of Enders Place at Baldwin Park and MDA City Apartments appearing in Forms 8-K/A filed with the SEC on December 17, 2012 and March 4, 2013, respectively.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/ BDO USA, LLP

Nashville, Tennessee

April 8, 2013